CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 17, 2009 relating to the consolidated financial statements of Cellcyte Genetics Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ BehlerMick PS

BehlerMick PS

Spokane, Washington

December 29, 2009